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                      MINNESOTA MUTUAL VARIABLE ANNUITY ACCOUNT
                 MATURING GOVERNMENT BOND 2006 SEGREGATED SUB-ACCOUNT
                               PERFORMANCE CALCULATIONS


TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one accumulation unit at the beginning of a period and the redeemable value of that accumulation unit at the end of a period. A data base file is kept and updated monthly with respect to accumulation unit values. From this data base file, total return can be calculated for any specified number of periods since the segregated sub-account's date of beginning operations.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on May 2, 1994. Using the accumulation unit value information attached, the cumulative total return at December 31, 1994 is as follows:

    CUMULATIVE   =  ENDING REDEEMABLE VALUE - INITIAL AMOUNT INVESTED  * 100
    TOTAL RETURN    -------------------------------------------------
                                  INITIAL AMOUNT INVESTED

Cumulative total return for the period from May 2, 1994 to December 31, 1994 is as follows:

                                 1,000.33 - 1,000.00
                                 -------------------
                                      1,000.00      *  100  =  .03%

AVERAGE ANNUAL TOTAL RETURN

In accordance with the SEC, average annual total return (T) allocates equal value among each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                          N
                                 P[(1 + T)  ] = ERV

Average annual total return for the period from May 2, 1994 to December 31, 1994 is as follows:

                          1
    $1,000.00  [(1 + .0003)] = $1,000.33                        T = .03%

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The above total return calculation for the period from May 2, 1994, commencement of operations, to December 31, 1994 has not been annualized as results are not indicative of anticipated annual results.

The following information is used in the total return calculations:

                                                       Accumulation
                Date                                    Unit Value
                ----                                    ----------

              05/02/94                                   $.969798
              12/31/94                                    .970118